Exhibit 5.1

July 25, 2014	Watson, Farley & Williams LLP 1133 Avenue of the Americas New York, New York 10036 Tel +1 212 922 2200 Fax +1 212 922 1512

Teekay LNG Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the “Registration Statement”) for the registration of the sale from time to time of $500,000,000 of common units to be issued by the Partnership (the “Units”). The Units will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).

In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus, (ii) the certificate of limited partnership of the Partnership filed November 3, 2004 and the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 10, 2005, as amended by Amendment No. 1, dated as of May 31, 2006, and Amendment No. 2, dated as of January 1, 2007 (the “Organizational Documents”), and (iii) such other papers, documents and certificates of public officials and certificates of representatives of the Partnership and its general partner, Teekay GP L.L.C., a Marshall Islands limited liability company (the “General Partner”), as we have deemed necessary. In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. We have also assumed the power, authority and legal right of all parties (other than the Partnership) to the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) to enter into and perform their respective obligations thereunder. We have further assumed the validity and enforceability of all documents under all applicable laws other than Marshall Islands Law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

Watson, Farley & Williams LLP is a Delaware limited liability partnership. Any reference to a ‘partner’ means a member of Watson, Farley & Williams LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams LLP or an affiliated undertaking has an office in each of the cities listed.

London — New York — Paris — Hamburg — Munich — Frankfurt — Rome — Milan — Madrid — Athens — Singapore — Bangkok — Hong Kong

Teekay LNG Partners L.P. July 25, 2014	Page 2

We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) shall have become effective under the Securities Act, (ii) a Prospectus Supplement shall have been prepared and filed with the Commission describing the Units offered thereby, (iii) the Units shall be issued and sold in compliance with applicable U.S. federal, state and foreign laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement or term sheet, (iv) a definitive purchase, underwriting or similar agreement with respect to any Units offered will have been duly authorized and validly executed and delivered by the applicable registrants and the other parties thereto, and (v) any Units that may be issued under the Registration Statement have been duly authorized and will be validly issued, and the certificates, if any, evidencing the same will be duly executed and delivered, against receipt of the consideration approved by the Partnership and, if necessary, the general partner of the Partnership.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the terms of the issuance and sale thereof have been duly authorized and approved by the General Partner, and when issued and delivered against payment therefor in accordance with the terms of the Organizational Documents, the applicable purchase, underwriting or similar agreement and the Registration Statement, Prospectus and Prospectus Supplement, the Units will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson, Farley & Williams LLP

/s/ Watson, Farley & Williams LLP